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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of One Liberty Properties, Inc. for the registration of 750,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2012, with respect to the consolidated financial statements and schedule of One Liberty Properties, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of One Liberty Properties, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
June 12, 2012

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm